Leap Reports Results for Fourth Quarter and Full Year 2011

- Fourth Quarter Net Additions Increase by Approximately 67 Percent Year-Over-Year

- Total 2011 Net Customer Additions of 416,000

- Industry-Leading ARPU Growth -- Nearly $4.00 Year-Over-Year Increase

- Company Takes Cricket Brand Nationwide and Launches First LTE Market

Note: A webcast of Leap's conference call and accompanying presentation slides will be available at 5:00 p.m. EST today at http://investor.leapwireless.com.

SAN DIEGO, Feb. 16, 2012 /PRNewswire/ -- Leap Wireless International, Inc. (NASDAQ: LEAP), a leading provider of innovative and value-driven wireless communications services, today reported financial and operational results for the fourth quarter and year ended December 31, 2011. Service revenues for the fourth quarter increased 14.6 percent over the prior year quarter to $729.5 million. The Company reported adjusted operating income before depreciation and amortization (OIBDA) of $135.1 million for the fourth quarter, compared to $107.0 million for the comparable quarter of the prior year. Leap also reported a fourth quarter 2011 operating loss of $3.5 million, compared to an operating loss of $27.0 million for the fourth quarter of 2010.

(Logo: http://photos.prnewswire.com/prnh/20101220/MM20546LOGO-a)

The Company gained approximately 179,000 customers during the fourth quarter of 2011. Net customer additions for the fourth quarter were comprised of approximately 209,000 voice net customer additions and net deactivations of approximately 30,000 broadband customers, bringing total net customer additions for the full-year 2011 to approximately 416,000. The Company ended the year with approximately 5.9 million customers. Customer churn for the fourth quarter of 2011 was approximately 3.9 percent.

"We had solid performance in the fourth quarter and are pleased with the operational progress the business has made," said Doug Hutcheson, Leap's president and chief executive officer. "Sales volume in the quarter generally followed broader retail trends, reflecting strong sales throughout the holiday selling season. We continued to see attractive adoption of our higher-value service plans, which helped drive a nearly $4.00 year-over-year improvement in fourth quarter ARPU. Our adjusted OIBDA performance reflected service revenue growth and the benefits of continued cost management initiatives, even as we absorbed higher subsidy costs associated with increased sales of smartphones and Muve Music® devices. Churn performance was solid, despite some billing system disruptions that affected both new sales and existing customers in the quarter. Sales of smartphones and Muve Music devices continued to provide attractive results, comprising 60 percent of device sales for the fourth quarter and peaking at nearly 65 percent of devices sold during the heavy sales period in December."

Hutcheson continued, "In addition, we saw positive results from our strategy of evolving the look and feel of our marketing campaigns and expanding the Cricket brand nationwide. During the second half of 2011, we expanded into an additional 6,500 national retail locations, increasing our retail presence to approximately 11,500 locations. Our national retail strategy is driving solid uptake of Cricket products in this expanding channel and strengthening our retail presence and customer additions in our existing facilities-based footprint. In addition, our Muve Music service had over 500,000 subscribers at year end, making it the second-largest digital music subscription service in the U.S. The steps we have taken in expanding distribution, broadening our device portfolio, growing our successful Muve Music service and improving customer awareness have combined to drive the business forward and provide us with a platform for continued growth."

Financial Results and Operating Metrics(1)
(Unaudited; in millions, except for customer data, operating metrics and per share amounts)

	Three Months Ended December 31,			Year Ended December 31,
	2011	2010	Change	2011	2010	Change
Service revenues	$729.5	$636.6	14.6%	$2,829.3	$2,482.6	14.0%
Total revenues	$767.4	$708.0	8.4%	$3,071.1	$2,697.2	13.9%
Operating loss	$(3.5)	$(27.0)	(87.0)%	$(25.4)	$(450.7)	(94.4)%
Adjusted OIBDA	$135.1	$107.0	26.3%	$562.6	$525.3	7.1%
Adjusted OIBDA as a percentage of service revenues	19%	17%	—	20%	21%	—
Net loss(2)	$(78.7)	$(167.0)	—	$(317.7)	$(785.1)	—
Net loss attributable to common stockholders(2)	$(84.4)	$(249.4)	—	$(314.6)	$(872.0)	—
Diluted loss per share attributable to common stockholders	$(1.10)	$(3.28)	—	$(4.11)	$(11.49)	—
Gross customer additions(3)	850,386	758,785	12.1%	2,991,352	3,219,485	(7.1)%
Net customer additions(4)	178,889	107,443	66.5%	415,834	241,546	72.2%
End of period customers	5,934,013	5,518,179	7.5%	5,934,013	5,518,179	7.5%
Weighted-average customers	5,735,799	5,400,449	6.2%	5,724,152	5,239,638	9.2%
Churn	3.9%	4.0%	—	3.8%	4.7%	—
End of period covered POPS	~95.3	~95.3	—	~95.3	~95.3	—
Average revenue per user (ARPU)	$42.09	$38.14	10.4%	$40.72	$37.76	7.8%
Cash cost per user (CCU)	$22.46	$21.77	3.2%	$22.60	$19.22	17.6%
Cost per gross addition (CPGA)	$238	$209	13.9%	$228	$199	14.6%
Cash purchases of property and equipment	$152.4	$100.0	52.4%	$441.7	$398.9	10.7%
Unrestricted cash, cash equivalents and short-term investments	$751.0	$419.2	79.2%	$751.0	$419.2	79.2%

(1) For a reconciliation of non-GAAP financial measures, please refer to the section entitled "Definition of Terms and Reconciliation of Non-GAAP Financial Measures" included at the end of this release. Information relating to population and potential customers (POPs) is based on population estimates provided by Claritas Inc. for the relevant year.

(2) The Company recorded impairment and other changes of $477.3 million in the third quarter of 2010 primarily relating to impairment of goodwill.

(3) The Company recognizes a gross customer addition for each Cricket Wireless, Cricket Broadband and Cricket PAYGo™ line of service activated by a customer.

(4) Net customer additions for the three months and year ended December 31, 2010 exclude 322,527 customers acquired from Pocket Communications in October 2010 in connection with the formation of our South Texas joint venture.

Discussion of Financial and Operational Results for the Fourth Quarter
Customers and Churn

  End-of-period customers for the fourth quarter of 2011 were approximately 5,934,000, a 7.5 percent increase from end-of-period customers for the fourth quarter of 2010.
  Net customer additions for the fourth quarter of 2011 were approximately 179,000, compared to approximately 107,000 net customer additions for the fourth quarter of 2010. Fourth quarter 2011 net customer additions reflected net additions of approximately 209,000 voice customers and net deactivations of approximately 30,000 broadband customers.
    The approximately 209,000 net voice additions represented an increase of approximately 54,000 voice customers compared to the fourth quarter of 2010 and resulted from continued uptake of the Company's higher-end device portfolio and "all-inclusive" service plans, uptake of the Company's Muve Music service, continued focus on customer service and the Company's expansion into the national retail sales channel. Approximately 65,000 net voice additions were added outside of Cricket's network footprint areas in the fourth quarter of 2011.
    The approximately 30,000 net broadband deactivations represented an improvement of approximately 18,000 customer deactivations compared to the fourth quarter of 2010 and reflected the Company's continued focus on higher-value service plans, a reduction in emphasis on broadband sales and marketing efforts and higher device prices.
  Customer churn for the fourth quarter of 2011 was 3.9 percent, a decrease from 4.0 percent for the comparable period of the prior year. Voice churn for the fourth quarter of 2011 was 3.7 percent, compared to 3.6 percent for the comparable period of the prior year.
  Approximately 60 percent of the Company's new handset sales in the fourth quarter of 2011 were for smartphones and Muve Music devices, compared to approximately 30 percent in the fourth quarter of 2010. Approximately 10 percent of the Company's customer base upgraded their handsets during the quarter, most of which were upgraded to better devices coupled with higher-ARPU service plans, compared to 13 percent in the fourth quarter of 2010.

Service Revenues and ARPU

  Service revenues for the fourth quarter increased to $729.5 million, a 14.6 percent increase over the comparable period of the prior year, primarily due to a 6.2 percent increase in weighted-average customers and continued uptake of the Company's higher-ARPU service plans.
  ARPU for the fourth quarter of 2011 was $42.09, an increase of $3.95, or 10.4 percent, over the comparable period of the prior year, and $0.84, or 2.0 percent, from the third quarter of 2011. The year-over-year increase in ARPU primarily reflected increased customer acceptance of the Company's smartphones, Muve Music devices and higher-value, "all-inclusive" service plans and increased service plan pricing for the Company's broadband service.

Adjusted OIBDA and Operating Expenses

  Adjusted OIBDA for the fourth quarter of 2011 was $135.1 million, an increase of 26.3 percent over the comparable period of the prior year, reflecting growth in service revenues, partially offset by increased equipment subsidy and increased product costs associated with uptake of Muve Music and higher-value service plans.
  Fourth quarter 2011 operating loss was $3.5 million, compared with an operating loss of $27.0 million for the comparable period of the prior year. The year-over-year improvement in operating loss primarily resulted from the increase in adjusted OIBDA discussed above and an $8.3 million net gain on sale, exchange or disposal of assets, offset by increased depreciation and amortization expense associated with network and corporate platform upgrades.
  Net loss attributable to common stockholders for the fourth quarter of 2011 was $84.4 million, or $1.10 per diluted share, compared to a net loss attributable to common stockholders of $249.4 million, or $3.28 per diluted share, for the fourth quarter of 2010. The year-over-year improvement in net loss was primarily driven by the improvement in operating performance, a decrease in accretion expense related to the redemption value of the Company's joint ventures and lower income tax expense. In addition, in the fourth quarter of 2010, the Company recorded an expense related to the extinguishment of debt in connection with the Company's November 2010 debt refinancing which contributed to the higher net loss in the fourth quarter of 2010.
  CCU for the fourth quarter of 2011 increased 3.2 percent over the prior year quarter to $22.46, primarily due to increased telecommunications taxes and regulatory fees in connection with further customer migration to the Company's "all-inclusive" service plans and increased product costs associated with the uptake of Muve Music and higher-value service plans, offset in part by successful cost management efforts. By the end of the fourth quarter of 2011, more than 90 percent of the Company's customer base was on an "all-inclusive" service plan.
  CPGA for the fourth quarter of 2011 increased by 13.9 percent over the prior year quarter to $238, reflecting increased device subsidy expense in connection with promotional activities and expenses associated with the launch of our national retail activities.

Capital Expenditures

  Capital expenditures were $152.4 million for the fourth quarter of 2011 and $441.7 million for the full year.
  Total capital expenditures for 2012 are expected to be between $600 million and $650 million, primarily to support the initial deployment of next-generation LTE network technology, the ongoing maintenance and development of the Company's network and other business assets and other capital projects.
  Annual capital expenditures for 2012 to support the ongoing maintenance and development of the Company's network within its current footprint are expected to be in the mid-teens as a percentage of annual in-footprint service revenues.
  The Company currently plans to deploy LTE across approximately two-thirds of its current network footprint over the next two to three years. The Company plans to cover up to approximately 25 million POPs with LTE network technology in 2012. Aggregate capital expenditures for LTE deployment are expected to be less than $10 per covered POP. Approximately half of the estimated capital expenditures for LTE deployment are included in the amounts estimated to be necessary to support the ongoing maintenance and development of the Company's network within its current footprint. The actual amount the Company spends to deploy LTE will depend upon multiple factors, including the scope and pace of the Company's deployment activities.

Other Key Fourth Quarter Highlights

  Launched six devices during the fourth quarter of 2011, including two new smartphones and the Company's first tablet, the Samsung Galaxy Tab. The Huawei Mercury smartphone, launched in December, was selected for an Editor's Choice award from PC Magazine, which called the device "the best prepaid smartphone in America right now."
  Announced that its innovative Muve Music service had gained over 500,000 customers in less than one year and has grown to become the second largest digital music subscription service in the U.S. With its inclusion on the Cricket Ascend II handset, Muve Music is now available on five Cricket phones. Muve Music won the "Hot for the Holidays Award" at the fall CTIA conference and debuted on two new distribution channels, including HSN and Amazon.com.
  Introduced a suite of unique international calling products, including Mexico Local Number and Global Local Number, two new unlimited international calling plans that include unlimited global text and picture messaging. The Global Local Number product allows Cricket customers to set up a local number in more than 40 different countries including the U.S. and Mexico.
  Launched the Company's first 4G market with the introduction of LTE service in Tucson, Arizona in December.
  Announced spectrum transactions with Verizon Wireless involving the sale by the Company and its designated entity Savary Island of excess wireless spectrum covering approximately 46 million POPs and the acquisition by the Company of a wireless license covering approximately 11 million POPs in the Chicago area, which will supplement the 10 MHz of spectrum the Company currently operates in Chicago to strengthen that market.
  Launched the 'Your Call' promotional campaign to reinforce customers' need for choice and control when making wireless purchases. The campaign includes television, radio, print, out-of-home and social media.
  Partnered with Rebuilding Together to improve homes, schools, community centers and charities in St. Louis, Chicago, Philadelphia, Houston, Washington, DC and San Diego. Cricket employees volunteered to paint, landscape and refurbish facilities and homes as part of the Company's commitment to assisting Rebuilding Together in its mission to serve low-income homeowners and communities by rehabilitating and revitalizing the safety and health of their homes and community buildings with critical repairs and updates.

"In the fourth quarter, we demonstrated further operational progress which continues to drive ongoing financial improvements," said Walter Berger, Leap's executive vice president and chief financial officer. "Adjusted OIBDA for the fourth quarter increased approximately 26 percent year over year, and we remain focused on driving further improvements. We also launched our first LTE network in Tucson, Arizona in December and expect to cover up to approximately 25 million POPs with LTE service by the end of 2012. We ended the year with approximately $750 million in available cash and short term investments to support the growth of our business and we expect further de-levering of our balance sheet in the coming quarters as top-line growth translates to bottom-line margin improvements. In addition, we and our Savary Island venture entered into spectrum transactions with Verizon that we expect will both enhance our spectrum position in a key market and result in the addition of more than $100 million in cash to our balance sheet."

Conference Call Information

As previously announced, Leap management will host a conference call with live webcast at 5:00 p.m. EST / 2:00 p.m. PST today to discuss these results. Other forward-looking and material information may also be discussed during this call.

To listen live via telephone, dial 1-800-768-2878 (domestic) or 1-212-231-2915 (international). No participant pass code number is required for this call. If listening via telephone, the accompanying presentation slides may be accessed by visiting http://investor.leapwireless.com. Listeners should navigate to the webcast and choose the 'Live Phone' option to view the slides in conjunction with the live conference call. Individuals dialing into the live call are encouraged to call in 10 minutes prior to the start time in order to register and be placed into the call.

To listen live via webcast and view accompanying presentation slides, visit http://investor.leapwireless.com. Please choose the 'webcast' option to view the slides in conjunction with the webcast.

An online replay and downloadable MP3 of the event will be available on the Company's website shortly after the live call and will be accessible for approximately one year following the event. A telephonic replay will be available approximately two hours after the call's completion and can be accessed by dialing 1-800-633-8284 (domestic) or 1-402-977-9140 (international) and entering reservation number 21575742.

About Leap

Leap provides innovative, high-value wireless services to a fast-growing, young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket service. Cricket service is offered in 47 states and the District of Columbia, and the Company and its joint ventures hold licenses in 47 of the top 50 U.S. markets. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol "LEAP." For more information, please visit www.leapwireless.com.

Notes Regarding Non-GAAP Financial Measures

Information presented in this press release and in the attached financial tables includes financial information prepared in accordance with generally accepted accounting principles in the U.S., or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure, within the meaning of Item 10 of Regulation S-K promulgated by the Securities and Exchange Commission (SEC), is a numerical measure of a company's financial performance or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, which are included in the most directly comparable measure calculated and presented in accordance with GAAP in the consolidated balance sheets, consolidated statements of operations or consolidated statements of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, which are excluded from the most directly comparable measure so calculated and presented. As described more fully in the notes to the attached financial tables, management supplements the information provided by financial statement measures with several customer-focused performance metrics that are widely used in the telecommunications industry. Adjusted OIBDA, ARPU, CPGA, and CCU are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures can be found in the section entitled "Definition of Terms and Reconciliation of Non-GAAP Financial Measures" included toward the end of this release.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management's current expectations based on currently available operating, financial and competitive information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include discussions about customer activity, the closing of spectrum transactions with Verizon Wireless and expected financial and operational performance and are generally identified with words such as "believe," "expect," "intend," "plan," "will," "could," "may" and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things:

  our ability to attract and retain customers in an extremely competitive marketplace;
  the duration and severity of the current economic downturn in the United States and changes in economic conditions, including interest rates, consumer credit conditions, consumer debt levels, consumer confidence, unemployment rates, energy costs and other macro-economic factors that could adversely affect demand for the services we provide;
  the impact of competitors' initiatives;
  our ability to successfully implement product and service plan offerings, expand our retail distribution and execute effectively on our other strategic activities;
  our ability to obtain and maintain roaming and wholesale services from other carriers at cost-effective rates;
  our ability to maintain effective internal control over financial reporting;
  our ability to attract, integrate, motivate and retain an experienced workforce, including members of senior management;
  future customer usage of our wireless services, which could exceed our expectations, and our ability to manage or increase network capacity to meet increasing customer demand;
  our ability to acquire additional spectrum in the future at a reasonable cost or on a timely basis;
  our ability to comply with the covenants in any credit agreement, indenture or similar instrument governing any of our existing or future indebtedness;
  our ability to effectively manage and operate our joint venture in South Texas;
  failure of our network or information technology systems to perform according to expectations and risks associated with the upgrade or transition of certain of those systems, including our customer billing system; and
  other factors detailed in the section entitled "Risk Factors" included in our periodic reports filed with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 filed with the SEC on November 3, 2011, and our Annual Report on Form 10-K for the year ended December 31, 2011, which we expect to file shortly with the SEC.

All forward-looking statements included in this news release should be considered in the context of these risks. All forward-looking statements included in this release speak only as of the date of this release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket, Cricket Wireless, Cricket Clicks, Muve Music, MyPerks, Flex Bucket, Real Unlimited Unreal Savings and the Cricket "K" are U.S. registered trademarks of Cricket. In addition, the following are trademarks or service marks of Cricket: BridgePay, Cricket By Week, Cricket Choice, Cricket Connect, Cricket Nation, Cricket PAYGo, Muve, Muve Money, Muve First, Muve Headline, Cricket Crosswave, Seek Music, Cricket MyPerks and Cricket Wireless Internet Service. All other trademarks are the property of their respective owners.

LEAP WIRELESS INTERNATIONAL, INC. CONSOLIDATED BALANCE SHEETS (1) (In thousands, except share amounts)
	December 31, 2011	December 31, 2010
	(Unaudited)
Assets
Cash and cash equivalents	$345,243	$350,790
Short-term investments	405,801	68,367
Inventories	116,957	104,241
Deferred charges	57,979	47,343
Other current assets	134,457	91,010
Total current assets	1,060,437	661,751
Property and equipment, net	1,957,374	2,036,645
Wireless licenses	1,788,970	1,968,075
Assets held for sale	204,256	—
Goodwill	31,886	31,094
Intangible assets, net	41,477	64,843
Other assets	68,290	72,415
Total assets	$5,152,690	$4,834,823
Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$460,278	$346,869
Current maturities of long-term debt	21,911	8,500
Other current liabilities	256,357	221,077
Total current liabilities	738,546	576,446
Long-term debt	3,198,749	2,832,070
Deferred tax liabilities	333,804	295,703
Other long-term liabilities	172,366	114,534
Total liabilities	4,443,465	3,818,753
Redeemable non-controlling interests	95,910	104,788
Stockholders' equity:
Preferred stock - authorized 10,000,000 shares, $.0001 par value; no shares issued and outstanding	—	—
Common stock - authorized 160,000,000 shares, $.0001 par value; 78,924,049 and 78,437,309 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	8	8
Additional paid-in capital	2,175,436	2,155,712
Accumulated deficit	(1,561,417)	(1,243,740)
Accumulated other comprehensive loss	(712)	(698)
Total stockholders' equity	613,315	911,282
Total liabilities and stockholders' equity	$5,152,690	$4,834,823

LEAP WIRELESS INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (1) (In thousands, except per share data)
	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Service revenues	$729,487	$636,586	$2,829,281	$2,482,601
Equipment revenues	37,913	71,450	241,850	214,602
Total revenues	767,400	708,036	3,071,131	2,697,203
Operating expenses:
Cost of service (exclusive of items shown separately below)	244,489	219,898	981,203	840,635
Cost of equipment	215,084	192,627	817,920	591,994
Selling and marketing	92,349	107,043	369,257	414,318
General and administrative	84,142	91,169	355,529	361,571
Depreciation and amortization	140,711	123,085	548,426	457,035
Impairments and other charges	2,446	—	26,770	477,327
Total operating expenses	779,221	733,822	3,099,105	3,142,880
Gain (loss) on sale, exchange or disposal of assets, net	8,295	(1,197)	2,622	(5,061)
Operating loss	(3,526)	(26,983)	(25,352)	(450,738)
Equity in net income of investees, net	31	770	2,984	1,912
Interest income	63	76	245	1,010
Interest expense	(68,405)	(62,315)	(256,175)	(243,377)
Other income (loss), net	(2)	2	(2)	3,209
Loss on the extinguishment of debt	—	(54,558)	—	(54,558)
Loss before income taxes	(71,839)	(143,008)	(278,300)	(742,542)
Income tax expense	(6,831)	(23,976)	(39,377)	(42,513)
Net loss	(78,670)	(166,984)	(317,677)	(785,055)
Accretion of redeemable non-controlling interests and distributions, net of tax	(5,705)	(82,414)	3,050	(86,898)
Net loss attributable to common stockholders	$(84,375)	$(249,398)	$(314,627)	$(871,953)
Loss per share attributable to common stockholders:
Basic	$(1.10)	$(3.28)	$(4.11)	$(11.49)
Diluted	$(1.10)	$(3.28)	$(4.11)	$(11.49)
Shares used in per share calculations:
Basic	76,725	76,059	76,534	75,917
Diluted	76,725	76,059	76,534	75,917

LEAP WIRELESS INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (1) (In thousands)
	Year Ended December 31,
	2011	2010
	(Unaudited)
Operating activities:
Net cash provided by operating activities	$387,509	$312,278
Investing activities:
Acquisition of a business	(850)	(40,730)
Purchases of property and equipment	(441,656)	(398,894)
Change in prepayments for purchases of property and equipment	(9,944)	1,412
Purchases of and deposits for wireless licenses and spectrum clearing costs	(4,880)	(13,319)
Proceeds from sale of wireless licenses and operating assets	5,070	—
Purchases of investments	(826,233)	(488,450)
Sales and maturities of investments	487,860	816,247
Purchases of membership units of equity investments	—	(967)
Dividend received from equity investee	11,606	—
Change in restricted cash	(948)	749
Net cash used in investing activities	(779,975)	(123,952)
Financing activities:
Proceeds from issuance of long-term debt	396,772	1,179,876
Repayment of long-term debt	(23,589)	(1,118,096)
Payment of debt issuance costs	(7,269)	(1,308)
Purchase of non-controlling interests	—	(77,664)
Non-controlling interest contribution	—	5,100
Proceeds from issuance of common stock, net	1,346	1,535
Proceeds from sales lease-back financing	25,815	—
Other	(6,156)	(1,978)
Net cash provided by (used in) financing activities	386,919	(12,535)
Net increase (decrease) in cash and cash equivalents	(5,547)	175,791
Cash and cash equivalents at beginning of period	350,790	174,999
Cash and cash equivalents at end of period	$345,243	$350,790

Supplementary disclosure of cash flow information:
Cash paid for interest	$(229,034)	$(244,123)
Cash paid for income taxes	$(3,079)	$(2,810)
Non-cash investing activities
Contribution of wireless licenses in exchange for an equity interest	$—	$2,381
Consideration provided for the acquisition of Pocket's business	$—	$(99,894)
Net wireless licenses received in exchange transaction	$(20,649)	$—
Non-cash financing activities:
Note assumed as consideration for purchase of remaining interest in joint venture	$—	$45,500

Explanatory Notes to Financial Statements

(1) The consolidated financial statements and the tables of results and operating and financial metrics included at the beginning of this release include the operating results and financial position of Leap and its wholly-owned subsidiaries and consolidated joint ventures. The Company consolidates its non-controlling interest in Savary Island Wireless, LLC (Savary Island) in accordance with the authoritative guidance for the consolidation of variable interest entities because Savary Island is a variable interest entity and, among other things, the Company has entered into an agreement with Savary Island's other member which establishes a specified purchase price in the event that it exercises its right to sell its membership interest to the Company. The Company consolidates STX Wireless, LLC in accordance with the authoritative guidance for consolidations based on the voting interest model. All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

The following tables summarize operating data for the Company's consolidated operations for the three months and years ended December 31, 2011 and 2010 (in thousands, except percentages):

	Three Months Ended December 31,
					Change from Prior Year
	2011	% of 2011 Service Revenues	2010	% of 2010 Service Revenues	Dollars	Percent
	(Unaudited)		(Unaudited)
Revenues:
Service revenues	$729,487		$636,586		$92,901	14.6%
Equipment revenues	37,913		71,450		(33,537)	(46.9)%
Total revenues	767,400		708,036		59,364	8.4%
Operating expenses:
Cost of service (exclusive of items shown separately below)	244,489	33.5%	219,898	34.5%	24,591	11.2%
Cost of equipment	215,084	29.5%	192,627	30.3%	22,457	11.7%
Selling and marketing	92,349	12.7%	107,043	16.8%	(14,694)	(13.7)%
General and administrative	84,142	11.5%	91,169	14.3%	(7,027)	(7.7)%
Depreciation and amortization	140,711	19.3%	123,085	19.3%	17,626	14.3%
Impairments and other charges	2,446	0.3%	—	—%	2,446	—%
Total operating expenses	779,221	106.8%	733,822	115.3%	45,399	6.2%
Gain (loss) on sale, exchange or disposal of assets, net	8,295	1.1%	(1,197)	(0.2)%	(9,492)	(793.0)%
Operating loss	$(3,526)	(0.5)%	$(26,983)	(4.2)%	$(23,457)	(86.9)%

	Year Ended December 31,
					Change from Prior Year
	2011	% of 2011 Service Revenues	2010	% of 2010 Service Revenues	Dollars	Percent
	(Unaudited)
Revenues:
Service revenues	$2,829,281		$2,482,601		$346,680	14.0%
Equipment revenues	241,850		214,602		27,248	12.7%
Total revenues	3,071,131		2,697,203		373,928	13.9%
Operating expenses:
Cost of service (exclusive of items shown separately below)	$981,203	34.7%	$840,635	33.9%	$140,568	16.7%
Cost of equipment	817,920	28.9%	591,994	23.8%	225,926	38.2%
Selling and marketing	369,257	13.1%	414,318	16.7%	(45,061)	(10.9)%
General and administrative	355,529	12.6%	361,571	14.6%	(6,042)	(1.7)%
Depreciation and amortization	548,426	19.4%	457,035	18.4%	91,391	20.0%
Impairments and other charges	26,770	0.9%	477,327	19.2%	(450,557)	(94.4)%
Total operating expenses	3,099,105	109.5%	3,142,880	126.6%	(43,775)	(1.4)%
Gain (loss) on sale, exchange or disposal of assets, net	2,622	0.1%	(5,061)	(0.2)%	7,683	(151.8)%
Operating loss	$(25,352)	(0.9)%	$(450,738)	(18.2)%	$425,386	(94.4)%

Total share-based compensation expense related to the Company's share-based awards for the three months and years ended December 31, 2011 and 2010 was allocated to the consolidated statements of operations as follows (in thousands, except per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)
Cost of service	$(196)	$1,358	$1,734	$3,673
Selling and marketing	917	1,267	1,985	5,781
General and administrative	3,052	7,121	11,609	27,155
Share-based compensation expense	$3,773	$9,746	$15,328	$36,609
Share-based compensation expense per share:
Basic	$0.05	$0.13	$0.20	$0.48
Diluted	$0.05	$0.13	$0.20	$0.48

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

The Company utilizes certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP. Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.

(1) Churn, which measures customer turnover, is calculated as the net number of customers that disconnect from our service divided by the weighted-average number of customers divided by the number of months during the period being measured. Customers who do not pay the first bill they receive following initial activation are deducted from our gross customer additions in the month in which they are disconnected; as a result, these customers are not included in churn. Customers of our Cricket Wireless and Cricket Broadband service are generally disconnected from service approximately 30 days after failing to pay a monthly bill. Cricket PAYGo customers generally have 60 days from the date they activated their account, were charged a daily or monthly access fee for service or last "topped-up" their account (whichever is later) to do so again, or they will have their account suspended for a subsequent 60-day period before being disconnected. The Company currently plans to modify its disconnection policies in mid-2012 to eliminate this subsequent 60-day grace period and disconnect customers who have not been charged an access fee or "topped-up" their account during the preceding 60 days. Management uses churn to measure our retention of customers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. In addition, churn provides management with a useful measure to compare our customer turnover activity to that of other wireless communications providers. We believe investors use churn primarily as a tool to track changes in our customer retention over time and to compare our customer retention to that of other wireless communications providers. Other companies may calculate this measure differently.

(2) ARPU is service revenues less pass-through regulatory fees and telecommunications taxes, divided by the weighted-average number of customers, divided by the number of months during the period being measured. Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings, affect average revenue per customer, and to forecast future service revenue. In addition, ARPU provides management with a useful measure to compare our subscriber revenue to that of other wireless communications providers. Customers of our Cricket Wireless and Cricket Broadband service are generally disconnected from service approximately 30 days after failing to pay a monthly bill. Cricket PAYGo customers generally have 60 days from the date they activated their account, were charged a daily or monthly access fee for service or last "topped-up" their account (whichever is later) to do so again, or they will have their account suspended for a subsequent 60-day period before being disconnected. The Company currently plans to modify its disconnection policies in mid-2012 to eliminate this subsequent 60-day grace period and disconnect customers who have not been charged an access fee or "topped-up" their account during the preceding 60 days. Therefore, because our calculation of weighted-average number of customers includes customers who have yet to disconnect service because they have either not paid their last bill or have not replenished or "topped up" their account, ARPU may appear lower during periods in which we have significant disconnect activity. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total service revenues used in the calculation of ARPU to service revenues, which we consider to be the most directly comparable GAAP financial measure to ARPU (unaudited; in thousands, except weighted-average number of customers and ARPU):

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Service revenues	$729,487	$636,586	$2,829,281	$2,482,601
Less pass-through regulatory fees and telecommunications taxes	(5,242)	(18,642)	(32,570)	(108,376)
Total service revenues used in the calculation of ARPU	$724,245	$617,944	$2,796,711	$2,374,225
Weighted-average number of customers	5,735,799	5,400,449	5,724,152	5,239,638
ARPU	$42.09	$38.14	$40.72	$37.76

(3) CPGA is selling and marketing expense (excluding applicable share-based compensation expense included in selling and marketing expense), and equipment subsidy (generally defined as cost of equipment less equipment revenue), less the net loss on equipment transactions and third-party commissions unrelated to customer acquisition, divided by the total number of gross new customer additions during the period being measured. The net loss on equipment transactions unrelated to customer acquisition includes the revenues and costs associated with the sale of wireless devices to existing customers as well as costs associated with device replacements and repairs (other than warranty costs which are the responsibility of the device manufacturers). Commissions unrelated to customer acquisition are commissions paid to third parties for certain activities related to the continuing service of customers. We deduct customers who do not pay the first bill they receive following initial activation from our gross customer additions in the month in which they are disconnected, which tends to increase CPGA because we incur the costs associated with a new customer without receiving the benefit of a gross customer addition. Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. In addition, CPGA provides management with a useful measure to compare our per customer acquisition costs with those of other wireless communications providers. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new customers and to compare our per customer acquisition costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CPGA to selling and marketing expense, which we consider to be the most directly comparable GAAP financial measure to CPGA (unaudited; in thousands, except gross customer additions and CPGA):

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Selling and marketing expense	$92,349	$107,043	$369,257	$414,318
Less share-based compensation expense included in selling and marketing expense	(917)	(1,267)	(1,985)	(5,781)
Plus cost of equipment	215,084	192,627	817,920	591,994
Less equipment revenue	(37,913)	(71,450)	(241,850)	(214,602)
Less net loss on equipment transactions and third-party commissions unrelated to customer acquisition	(65,890)	(68,729)	(261,672)	(145,728)
Total costs used in the calculation of CPGA	$202,713	$158,224	$681,670	$640,201
Gross customer additions	850,386	758,785	2,991,352	3,219,485
CPGA	$238	$209	$228	$199

(4) CCU is cost of service and general and administrative expense (excluding applicable share-based compensation expense included in cost of service and general and administrative expense) plus net loss on equipment transactions and third-party commissions unrelated to customer acquisition (which includes the gain or loss on the sale of devices to existing customers, costs associated with device replacements and repairs (other than warranty costs which are the responsibility of the device manufacturers) and commissions paid to third parties for certain activities related to the continuing service of customers), less pass-through regulatory fees and telecommunications taxes, divided by the weighted-average number of customers, divided by the number of months during the period being measured. CCU does not include any depreciation and amortization expense. Management uses CCU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in our business operations affect non-selling cash costs per customer. In addition, CCU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless communications providers. We believe investors use CCU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CCU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CCU (unaudited; in thousands, except weighted-average number of customers and CCU):

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Cost of service	$244,489	$219,898	$981,203	$840,635
Plus general and administrative expense	84,142	91,169	355,529	361,571
Less share-based compensation expense included in the cost of service and general and administrative expense	(2,856)	(8,479)	(13,343)	(30,828)
Plus net loss on equipment transactions and third-party commissions unrelated to customer acquisition	65,890	68,729	261,672	145,728
Less pass-through regulatory fees and telecommunications taxes	(5,242)	(18,642)	(32,570)	(108,376)
Total costs used in the calculation of CCU	$386,423	$352,675	$1,552,491	$1,208,730
Weighted-average number of customers	5,735,799	5,400,449	5,724,152	5,239,638
CCU	$22.46	$21.77	$22.60	$19.22

(5) Adjusted OIBDA is a non-GAAP financial measure defined as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: gain/(loss) on sale, exchange or disposal of assets, net; impairments and other charges; and share-based compensation expense. Adjusted OIBDA should not be construed as an alternative to operating income (loss) or net income (loss) as determined in accordance with GAAP, or as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity.

In a capital-intensive industry such as wireless telecommunications, management believes that adjusted OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance. We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by backing out potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the items described above for which additional adjustments were made. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Because adjusted OIBDA facilitates internal comparisons of our historical operating performance, management also uses this metric for business planning purposes and to measure our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA and similar measures are widely used by investors, financial analysts and credit rating agencies as measures of our financial performance over time and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

  it does not reflect capital expenditures;
  although it does not include depreciation and amortization, the assets being depreciated and amortized will often have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;
  it does not reflect costs associated with share-based awards exchanged for employee services;
  it does not reflect the interest expense necessary to service interest or principal payments on current or future indebtedness;
  it does not reflect expenses incurred for the payment of income taxes and other taxes; and
  other companies, including companies in our industry, may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

Management understands these limitations and considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information provided to management by our GAAP results.

The following table reconciles adjusted OIBDA to operating loss, which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA (unaudited; in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Operating loss	$(3,526)	$(26,983)	$(25,352)	$(450,738)
Plus depreciation and amortization	140,711	123,085	548,426	457,035
OIBDA	$137,185	$96,102	$523,074	$6,297
Less (gain) loss on sale, exchange or disposal of assets, net	(8,295)	1,197	(2,622)	5,061
Plus impairments and other charges	2,446	—	26,770	477,327
Plus share-based compensation expense	3,773	9,746	15,328	36,609
Adjusted OIBDA	$135,109	$107,045	$562,550	$525,294

CONTACT: Greg Lund, Media Relations, +1-858-882-9105, glund@leapwireless.com, or Amy Wakeham, Investor Relations, +1-858-882-9876, awakeham@leapwireless.com, both of Leap Wireless International, Inc.